Exhibit 8.2

YEWELL G. LAWRENCE, JR. ATTORNEY AT LAW Telephone: (573) 624-6117	1420 West Business Highway 60 Post Office Box 709 Dexter, Missouri 63841 Facsimile: (573) 624-6464

September 7, 2018

Ladies and Gentlemen:

I have acted as special tax counsel to Gideon Bancshares Company, a Missouri corporation ("Seller"), in connection with the preparation and filing by Southern Missouri Bancorp, Inc., a Missouri corporation ("Southern Missouri") with the United States Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (together with the proxy statement/prospectus which forms a pan thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by Southern Missouri of up to 400,000 shares of common stock, par value $0.01 per share (the "Shares"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 12, 2018 (together with the exhibits and schedules thereto, the "Merger Agreement"), by and between Southern Missouri, Southern Missouri Acquisition Corp. Ill ("Merger Sub") and Seller.  Pursuant to the Merger Agreement, (a) the Seller will merge with and into the Merger Sub (the "Merger"), with the Merger Sub as the surviving corporation, (b) as soon as reasonably practicable thereafter, the Merger Sub will be merged with and into Southern Missouri (the "Holding Company Merger"), with Southern Missouri as the surviving corporation, and (c) the Seller's majority owned subsidiary bank, First Commercial Bank, will merge with and into Southern Missouri's wholly owned subsidiary bank, Southern Bank (the "Bank Merger"), with Southern Bank continuing as the surviving bank, as more fully described in the Registration Statement. The Merger, the Holding Company Merger and the Bank Merger are collectively referred to herein as the "Mergers". My opinion is being delivered to you in connection with the Registration Statement. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement, and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

All section references herein are to the United States Internal Revenue Code of 1986, as amended (the "Code"), unless indicated otherwise. In rendering my opinion, I have reviewed and am relying upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the following documents (including all schedules and exhibits thereto):

1.	the Merger Agreement;
2.	the Registration Statement;
3.          representations concerning the Mergers made to me by Seller and Southern Missouri in letters dated as of the date hereof (the "Representation Letters"); and
4. such other instruments and documents related to Southern Missouri and the Seller and their respective affiliated companies as I have deemed necessary or appropriate.
In rendering this opinion, I have assumed and relied upon, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the execution and delivery of all such documents. I have further assumed and relied upon the truth and accuracy at all relevant times of the representations, warranties, covenants and statements of fact made by Southern Missouri and the Seller and their respective management, employees, officers and directors in connection with the transactions incident to the Mergers, including but not limited to those set forth in the Merger Agreement and the Representation Letters, and that any such representation, warranty or statement made "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. I have further assumed and relied upon the fact that all parties to the transactions incident to the Mergers and to any other documents examined by me have acted, and will continue to act, in accordance with the terms of the relevant documents, and the transactions incident to the Mergers will be completed pursuant to and in accordance with the terms and conditions of the relevant documents without the waiver or modification of any such terms and conditions. I have also assumed that none of the parties will take any action after the Mergers that would cause the Mergers not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Furthermore, I have assumed and relied upon the fact that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement.
My conclusions represent my judgment as to the proper treatment of certain aspects of the Mergers under the federal income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed, either prospectively or retroactively, or that such changes would not affect my conclusions. Nevertheless, I undertake no responsibility to advise you of any developments after completion of the Mergers in the application or interpretation of the income tax laws of the United States. If (i) the relevant facts at the time of closing differ from those represented to me in the Representation Letters or reflected in the Merger Agreement, (ii) the Mergers are completed under terms not contained in the Merger Agreement,

(iii) my assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, my conclusions may differ and my opinion may not be relied upon. In such event, I do not assume any responsibility to provide a revised opinion or other advice, and I assume no duty to communicate with you with respect to any matter that comes to my attention hereafter.
As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Mergers. I advise you that (i) an opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind, and (ii) there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the position reflected in my opinion, or that my opinion will be upheld by the courts if challenged by the IRS.
My opinion provided below addresses only the specific United States federal income tax consequences of the Mergers set forth herein and does not address any other federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers). I express no opinion regarding the tax consequences of the Mergers to U.S. holders (as that term is defined in the Registration Statement) of the Seller's common stock that are subject to special tax rules. In addition, I express no opinion as to the tax treatment of, or effects resulting from, transactions which are not specifically addressed herein. I express no opinion as to whether the discussion contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Merger" addresses all of the United States federal income tax consequences of the Mergers that may be applicable to Southern Missouri or the Seller or the holders of the Seller's common stock.
Based upon and in reliance on the assumptions and representations contained or referenced herein and in the Registration Statement, subject to the limitations and qualifications set forth herein and in the Registration Statement, and provided the Mergers are consummated in accordance with the Merger Agreement and will be effective under the applicable laws of the State of Missouri and federal banking laws, I am of the opinion that for federal income tax purposes the Mergers, taken as a whole, will qualify as one or more reorganizations within the meaning of Section 368(a) of the Code, and I hereby confirm that the discussion set forth under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the proxy statement/prospectus included in the Registration Statement, insofar as such discussion constitutes legal conclusions with respect to matters of United States federal income tax law, is my opinion as to the material United States federal income tax consequences of the Mergers applicable to U.S. holders (as such term is defined in the Registration Statement) of the Seller's common stock.
This opinion is being furnished in accordance with the requirements of Item 601 (b)(8) of the Commission's Regulation S-K, and I express no opinion as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus included therein, other than as expressly stated herein.

This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.
I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the captions "Material U.S. Federal Income Tax Consequences of the Mergers" and "Legal Matters" in the proxy statement/prospectus included in the Registration Statement. In giving this consent, however, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
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